UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to § 240.14a-12

Casey’s General Stores, Inc.

(Name of Registrant as Specified in its Charter)

Alimentation Couche-Tard Inc.

ACT Acquisition Sub, Inc.

(Name of Persons Filing Proxy Statement, if other than Registrant)

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The following are portions of a press release announcing fourth quarter and fiscal 2010 financial results issued by Alimentation Couche-Tard Inc. (“Couche-Tard”) on July 13, 2010. These excerpted portions of the press release relate to Couche-Tard’s proposed acquisition of Casey’s General Stores, Inc. (“Casey’s”):

“I am very pleased with the efforts deployed during the fourth quarter and throughout fiscal 2010 which ultimately produced excellent quarterly results and a record-breaking year”, declared Alain Bouchard, President and Chief Executive Officer. “The impact of our efforts reaches well beyond the last fiscal year. In fact, I believe our team’s dynamic approach secured the Company’s competitive position for years to come, as evidenced by our continued focus on our network and current operations. As regards to our pending offer to acquire Casey’s, our strong preference is to enter into a negotiated transaction with Casey’s. It is unfortunate that the Casey’s Board has rejected our $36.00 per share all-cash offer without any discussion or negotiation. We are committed to making this combination a reality as evidenced by the commencement of our tender offer and nomination of a slate of nine directors for election to the Casey’s Board of Directors”, he concluded.

As for Raymond Paré, Vice-President and Chief Financial Officer, he indicated: “What’s extraordinary is the $49.0 million, or 19.3%, increase in fiscal 2010 net earnings, despite a drop of 3.09 cents per gallon in motor fuel gross margins in the Unites States as compared to fiscal 2009. This means we caught up with a shortfall of roughly $75.0 million on net earnings, or 0.40 cents per share on a diluted basis, with increased sales from existing stores and acquisitions and by controlling expenses. The performance of the quarter is in line with that of the one of previous quarters and reflects our ongoing focus on sales combined with sound management of margins, acquisitions that improve our bottom line and tight control over expenses. As for Casey’s, we intend to take our usual disciplined approach to acquisitions. We made the offer after a careful evaluation, and we believe our offer price represents full and fair value for Casey’s”.

Casey’s

From September 24, 2009 to April 8, 2010, Couche-Tard purchased a total of 1,975,362 common shares of Casey’s. The weighted average purchase price of these shares was $31.36 per share, for a total consideration of $62.0 million, including transaction costs. On April 9, 2010, Couche-Tard publicly submitted a proposal to Casey’s Board of Directors to acquire all of the outstanding shares of common stock (including the associated preferred stock purchase rights) of Casey’s for $36.00 per share payable in cash. On that same date, Couche-Tard sold 1,975,000 Casey’s shares, at a price of $38.43 per share, for a consideration of $75.9 million, net of transaction costs, thereby generating a gain of approximately $13.9 million (net of expenses). On June 2nd, 2010, Couche-Tard commenced its tender offer to acquire all of the outstanding common shares of common stock (including the associated preferred stock purchase rights) of Casey’s for $36.00 per share payable in cash.

Couche-Tard’s offer to acquire Casey’s shares represents a 14.0% premium over Casey’s closing price of $31.59 per share on April 8, 2010, the last trading day prior to the public disclosure of Couche-Tard’s proposal, a 17.0% premium over Casey’s 90-calendar day average closing price as of April 8, 2010, and a 24.0% premium over Casey’s one-year average closing price as of April 8, 2010. The offer also implies a last twelve months (as of January 31, 2010) EBITDA multiple of 7.4x and a price of $1.3 million per store, which compares favourably to corresponding metrics of publicly-traded companies and previous transactions in the convenience store industry. The value of the transaction would be of approximately $1.9 billion on a fully diluted basis, including Casey’s net debt of approximately $29.0 million.

Forward-looking Statements

The statements set forth in this communication, which describes Couche-Tard’s objectives, projections, estimates, expectations or forecasts, may constitute forward-looking statements. Positive or negative verbs such as “plan”, “evaluate”, “estimate”, “believe” and other related expressions are used to identify such statements. Couche-Tard would like to point out that, by their very nature, forward-looking statements involve risks and uncertainties such that its results, or the measures it adopts, could differ materially from those indicated or underlying these statements, or could have an impact on the degree of realization of a particular projection. Major factors that may lead to a material difference between Couche-Tard’s actual results and the projections or expectations set forth in the forward-looking statements include the possibility that Couche-Tard will not be able to complete the tender offer as expected; Couche-Tard’s ability to achieve the synergies and value creation contemplated by the proposed transaction; Couche-Tard’s ability to promptly and effectively integrate the businesses of Casey’s; expected trends and projections with respect to particular products, services, reportable segment and income and expense line items; the adequacy of Couche-Tard’s liquidity and capital resources and expectations regarding Couche-Tard’s financial condition and liquidity as well as future cash flows and earnings; anticipated capital expenditures; the successful execution of growth strategies and the anticipated growth and expansion of Couche-Tard’s business; Couche-Tard’s intent, beliefs or current expectations, primarily with respect to future operating performance; expectations regarding sales growth, gross margins, capital expenditures and effective tax rates; expectations regarding the outcome of various pending legal proceedings; seasonality and natural disasters; and such other risks as described in detail from time to time in the reports filed by Couche-Tard with securities authorities in Canada and the United States. Unless otherwise required by applicable securities laws, Couche-Tard disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking information in this communication is based on information available as of the date of the communication.

Important Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The tender offer (the “Tender Offer”) is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related tender offer materials) filed by Couche-Tard and ACT Acquisition Sub, Inc. (“ACT Acquisition Sub”) with the SEC on June 2, 2010. These materials, as they may be amended from time to time, contain important information, including the terms and conditions of the Tender Offer, that should be read carefully before any decision is made with respect to the Tender Offer. Investors and security holders of Casey’s can obtain free copies of these documents and other documents filed with the SEC by Couche-Tard through the web site maintained by the SEC at http://www.sec.gov or by directing a request to the Corporate Secretary of Alimentation Couche-Tard Inc., 4204 Industriel Blvd., Laval, Québec, Canada H7L 0E3. Free copies of any such documents can also be obtained by directing a request to Couche-Tard’s information agent, Innisfree M&A Incorporated, at (877) 717-3930.

In connection with the proposed transaction, Couche-Tard and ACT Acquisition Sub may file a proxy statement with the SEC. Any definitive proxy statement will be mailed to the shareholders of Casey’s. Investors and security holders of Casey’s are urged to read these and other documents filed with the SEC carefully in their entirety when they become available because they will contain important information. Investors and security holders of Casey’s will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Couche-Tard through the web site maintained by the SEC at http://www.sec.gov or by directing a request to the Corporate Secretary of Alimentation Couche-Tard Inc., 4204 Industriel Blvd., Laval, Québec, Canada H7L 0E3. Free copies of any such documents (when available) can also be obtained by directing a request to Couche-Tard’s information agent, Innisfree M&A Incorporated, at (877) 717-3930.

Certain Information Regarding Participants

Couche-Tard and ACT Acquisition Sub, its indirect wholly owned subsidiary, and certain of their respective directors and executive officers, and Couche-Tard’s nominees for election to the board of directors of Casey’s at the 2010 annual meeting of shareholders of Casey’s, may be deemed to be participants in the proposed transaction under the rules of the SEC. As of the date of this press release, Couche-Tard is the beneficial owner of 362 shares of common stock of Casey’s (which includes 100 shares of common stock of Casey’s owned by ACT Acquisition Sub). Security holders may obtain information regarding the names, affiliations and interests of Couche-Tard’s directors and executive officers in Couche-Tard’s Annual Report on Form 40-F for the fiscal year ended April 26, 2009, which was filed with the SEC on July 24, 2009, and its proxy circular for the 2009 annual general meeting, which was furnished to the SEC on a Form 6-K on July 24, 2009. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.